Exhibit 99

COMPUMED, INC. ANNOUNCES THIRD QUARTER FISCAL 2003 FINANCIAL RESULTS

Los Angeles, CA – August 11, 2003 – CompuMed, Inc. (OTC BB: CMPD.OB) – a medical informatics company serving the healthcare community with diagnostic software solutions – today announced fiscal 2003 results for the fiscal third quarter, which ended June 30, 2003.

Total revenues for the third quarter were $428,000, compared to $498,000 for the third quarter of fiscal 2002. Net loss for the third quarter of fiscal 2003 was $48,000, or $0.00 per share, compared to a loss of $290,000, or $0.02 per share for the same quarter of fiscal 2002. The Company’s cash, cash equivalents and marketable securities balance was $259,000 on June 30, 2003.

During the quarter ending June 30, 2003, management continued to focus on expanding domestic and international distribution of CompuMed’s patented OsteoGram® system, which enables healthcare providers to cost-effectively screen, diagnose and manage osteoporosis using standard hand x-rays and computer imaging technology. As the Company expanded OsteoGram distribution, its profitable ECG (electrocardiogram) business remained stable, as new opportunities for growth continue to be evaluated.

Additional OsteoGram distributors were added in China, Israel, Egypt and Brazil, and efforts are underway to continue building the Company’s international distribution network in the coming months. Domestically, distributors of digital radiography systems have been identified, a number of which will be signed to augment the Company’s presence in this rapidly expanding market.

An important company milestone was achieved during the third quarter. CompuMed’s research and development team completed work on a DICOM (Digital Imaging and Communications in Medicine) version of the OsteoGram system. The new DICOM version will enable imaging manufacturers and their distributors to market CompuMed’s OsteoGram on their existing and future digital platforms. DICOM is the information standard that allows digital imaging devices to interconnect. Most importantly, DICOM compliant radiography equipment is forecasted to eventually replace existing x-ray machines that require photochemical-based film and labor intensive processing.

“We are pleased that our loss for the fiscal third quarter decreased by 83% compared to the same period last year,” said CompuMed CEO Jerry McLaughlin. “Cost cutting measures enacted earlier in the year have allowed us to operate in a cash flow positive mode since February. In addition, our strategic shift towards becoming a provider of medical imaging applications for digital radiography platforms is progressing nicely, and we look forward to participating in that high growth market.”

About CompuMed:

Founded in 1973, CompuMed, Inc. (BB: CMPD) is a leading provider of computer-aided telemedicine and diagnostics technology. The company’s core products are the OsteoGram® and CardioGram systems. The OsteoGram, which is cleared by the FDA for commercial use, is an accurate and precise technology for low-cost osteoporosis testing. The CardioGram system remotely interprets electrocardiograms and is used by private practice, government and corporate healthcare providers nationwide. The CardioGram has the additional capability to automatically provide an over-read by a cardiologist. CompuMed is headquartered in Los Angeles. Visit CompuMed at www.compumed.net .

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, ability to raise capital, the availability of appropriate acquisition candidates and/or business partnerships, economic conditions, the impact of competition and pricing, capacity and supply constraints or difficulties, government regulation and other risks defined in this document. All such forward-looking statements whether written or oral, and whether made by or on behalf of the Company are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT: Erik Deutsch - Tellem Worldwide, +1 (310) 479-6111 x.15, edeutsch@tellem.com

(Tables follow)

CompuMed, Inc.
Selected Financial Data
$ Thousands (except per share data)

	For the Three Months ended June 30,		For the Nine Months ended June 30,
	2003	2002	2003	2002
Total Revenues	$428	$498	$1,362	$1,461
Net Loss from Operation	(65)	(292)	(295)	(536)
Net Loss	(48)	(290)	(255)	(513)
Net Loss per Share	(0.00)	(0.02)	(0.01)	(0.03)
Weighted average number of common shares outstanding	17,869,309	17,869,309	17,869,309	17,869,309

March 31, 2003
Cash, cash equivalents and Marketable Securities	$259
Accounts Receivable	234
Total Current Assets	544
Total Assets	837
Total Current Liabilities	233
Total Stockholders’ Equity	603